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                                                                    EXHIBIT 12.1

                               Getty Realty Corp.
   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

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                                            Three months   Eleven months
                                               ended          ended
                                              March 31,     December 31,               Year Ended January 31,
                                                2001           2000           2000         1999       1998       1997
                                            ------------   -------------    -------      -------    -------    --------
Earnings from continuing operations
  before income taxes                          $7,539         $18,950       $26,105      $12,838    $13,546    $(14,395)

Add:
     Interest on indebtedness                     898           3,413         2,748        2,726      5,008       6,806
     Amortization of debt related expenses         --             247           163          163         76          68
     Portion of rents representative of the
          interest factor                         914           3,421         3,822        4,055      4,158       4,006
                                               ------         -------       -------      -------    -------    --------
Total fixed charges                             1,812           7,081         6,733        6,944      9,242      10,880
                                               ------         -------       -------      -------    -------    --------
Earnings from continuing operations before
  income taxes, as adjusted                    $9,351         $26,031       $32,838      $19,782    $22,788    $ (3,515)
                                               ======         =======       =======      =======    =======    ========

Ratio of earnings from continuing operations
  before income taxes to net earnings from
  continuing operations                          1.74x           1.71x         1.74x        1.71x       N/A         N/A

Preferred dividend requirement                  1,272           5,098         5,128        5,128         --          --
                                               ------         -------       -------      -------    -------    --------

Preferred dividend factor                       2,213           8,718         8,923        8,769         --          --

Total fixed charges                             1,812           7,081         6,733        6,944      9,242      10,880
                                               ------         -------       -------      -------    -------    --------

Total fixed charges and preferred
     stock dividends                           $4,025         $15,799       $15,656      $15,713    $ 9,242    $ 10,880
                                               ======         =======       =======      =======    =======    ========

Ratio of earnings to combined fixed charges
     and preferred stock dividends                2.3x            1.6x          2.1x         1.3x       2.5x        N/A
                                               ======         =======       =======      =======    =======    ========
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